UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 5, 2024

Date of Report (Date of earliest event reported)

Biodesix, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39659	20-3986492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 West Dillon Rd.,
Louisville, Colorado	80027
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (303) 417-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.001 per share	BDSX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Summary

On April 9, 2024, Biodesix, Inc. (the “Company”) closed a follow on equity offering of Common Stock and a concurrent private placement. Collectively, the Company raised net proceeds of approximately $51.6 million. Net proceeds will be used for commercial expansion of sales, supporting its product pipeline, research and development and for general corporate purposes. The following sections will provide a more detailed description of each of the transactions described above.

Underwritten Offering

On April 9, 2024, the Company closed an underwritten offering (the “Offering”) of 17,391,832 shares of its Common Stock, par value $0.001 per share (the “Common Stock”). The Common Stock was issued and sold pursuant to an underwriting agreement (the “Underwriting Agreement”), dated April 5, 2024, by and between the Company and TD Securities (USA) LLC, William Blair & Company, L.L.C., and Canaccord Genuity LLC as representatives of the underwriters, at a price to the public of $1.15 per share. The Company will receive estimated net proceeds of approximately $18.4 million from the Offering after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company expects to use the net proceeds from the Offering for commercial expansion of sales, supporting its product pipeline, research and development and for general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The Underwriting Agreement also includes lock up restrictions that will be in effect during the period ending 90 days subsequent to April 5, 2024. The representations, warranties, and agreements contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Offering was made pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-261095) previously filed with the Securities and Exchange Commission on November 29, 2021 and a prospectus supplement, dated April 5, 2024 relating to the Offering. The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete statement of the rights and obligations of the parties under the Underwriting Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Underwriting Agreement that is attached hereto as Exhibit 1.1. A copy of the opinion of Sidley Austin LLP relating to the legality of the issuance and sale of the Common Stock is attached hereto as Exhibit 5.1.

Concurrent Private Placement

On April 5, 2024, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with various investors, including certain members of management, certain of its directors and funds affiliated with those directors (the “Investors”) for the issuance and sale by the Company of an aggregate of 760,857 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) in an offering (the “Concurrent Private Placement”). The Preferred Stock is being issued to the Investors pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Section 4(a)(2) of the Securities Act. Pursuant to the terms of the Securities Purchase Agreements, the Company has agreed to submit to its stockholders the approval of the (i) conversion of the Preferred Stock into shares of Common Stock in accordance with Nasdaq Stock Market Rules (the “Conversion Proposal”) and (ii) the issuance of Series A Preferred Stock to certain members of management, certain of its directors and funds affiliated with those directors (the “Issuance Proposal”) at its 2024 annual meeting of stockholders. The Securities Purchase Agreements include customary representations, warranties and covenants by the parties to the agreement.

Pursuant to the Securities Purchase Agreements, the Investors purchased the Preferred Stock at a purchase price of $46.00 per share for an aggregate purchase price of approximately $35.0 million. The Company expects to use the net proceeds from the Concurrent Private Placement for commercial expansion of sales, supporting its product pipeline, research and development and for general corporate purposes.

The foregoing description of the Securities Purchase Agreements is not complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreements, the forms of which are filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference in its entirety.

Registration Rights Agreement

In connection with the Concurrent Private Placement, the Company also entered into a Registration Rights Agreement, dated April 5, 2024 (the “Registration Rights Agreement”), with the Investors, which provides that the Company will register the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock. The Company is required to prepare and file an initial registration statement with the SEC as soon as reasonably practicable, but in no event later than April 23, 2024 (the “Filing Deadline”), and to use reasonable best efforts to have the registration statement declared effective within 50 days after the closing of the Concurrent Private Placement, subject to the approval of the conversion of the Private Placement Shares being received at the Company’s 2024 annual meeting of stockholders.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Following the closing of the Offering, the Company expects to have 113,627,715 shares of Common Stock issued and outstanding. Subject to the receipt of stockholder approval for the Conversion Proposal and the Issuance Proposal at the 2024 annual meeting of stockholders, up to 760,857 shares of the Series A Preferred Stock will be issued. 30,434,280 shares of our common stock may be issued upon the conversion of the Series A Preferred Stock, subject to beneficial ownership limitations that may limit the ability of certain holders of Series A Preferred Stock to convert such shares to Common Stock at such time.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 8, 2024, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of the Series A Non-Voting Convertible Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designations”) in connection with the Concurrent Private Placement. The Certificate of Designations provides for the issuance of up to 760,857 shares of the Series A Preferred Stock.

Holders of shares of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal to, on an as-if-converted-to-Common Stock basis, and in the same form as dividends if such dividends were to be paid on shares of the Common Stock. Except as otherwise required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend the Certificate of Designations, or (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred Stock. The Series A Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

Following stockholder approval of the Conversion Proposal, each share of Series A Preferred Stock will automatically convert into 40 shares of Common Stock, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 0% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On April 5, 2024, the Company issued a press release announcing the pricing of the Offering. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

In accordance with General Instruction B.2 of Form 8-K, the information included in this Item 8.01, including Exhibit 99.1. hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

No.	Exhibit

1.1	Underwriting Agreement, dated April 5, 2024, by and among Biodesix, Inc. and TD Securities (USA) LLC, William Blair & Company, L.L.C. and Canaccord Genuity LLC

3.1	Certificate of Designations of Series A Non-Voting Convertible Preferred Stock

5.1	Opinion of Sidley Austin LLP

10.1	Securities Purchase Agreement, dated as of April 5, 2024 between Biodesix, Inc. and certain of the Investors

10.2	Securities Purchase Agreement, dated as of April 5, 2024 between Biodesix, Inc. and certain members of management, certain of its directors and funds affiliated with those directors

10.3	Registration Rights Agreement, dated as of April 5, 2024 between Biodesix, Inc. and the Investors

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)

99.1	Pricing Press Release issued by Biodesix, Inc. dated April 5, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2024	BIODESIX, INC.

	By:	/s/ Robin Harper Cowie
	Name:	Robin Harper Cowie
	Title:	Chief Financial Officer